Filed Pursuant to Rule 424(b)(3)
                                                         File No. 333-120752


                              ENNIS, INC.
              PROSPECTUS SUPPLEMENT DATED February 3, 2006
                                  TO
                   PROSPECTUS DATED DECEMBER 3, 2004

       This prospectus supplement supplements our prospectus dated December 3, 2004 to reflect changes in the Selling Shareholders table on pages 10-11, as that prospectus has been amended by prospectus supplements dated January 4, 2005, April 4, 2005, May 19, 2005 and September 16, 2005. More specifically, the Laurence Bruce Ashkin Irrevocable Marital Trust has gifted 50,000 shares to Doris Ashkin, who then transferred the shares to the Vanguard Charitable Endowment Program ("VCEP") and Nancy Smith transferred 5,000 shares to the VCEP. This prospectus supplement should be read in conjunction with the prospectus and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information contained herein supersedes the information contained in the prospectus.

                          SELLING SHAREHOLDERS

       The table of Selling Shareholders in the prospectus is further amended to reflect the above-referenced transfer by (i) reducing the number of shares beneficially owned and offered by Laurence Bruce Ashkin Irrevocable Marital Trust to 14,361, by Nancy Smith to 95,000; and (ii) adding the Vanguard Charitable Endowment Program and the number of shares owned and offered by it to the table.


                Beneficial Ownership               Beneficial Ownership
                Before this Offering               After this Offering
                ====================               ===================

    Name and
   Address of       Number of             Shares Being   Number of
Beneficial Owner    Shares     Percentage   Offered       Shares   Percentage
----------------    --------   ----------  ---------      -------  ----------

Laurence Bruce
Ashkin Irrevocable
Marital Trust (1)    14,361        *        14,361          0          *

Nancy Smith (1)      95,000        *        95,000          0          *

Vanguard Charitable
Endowment
Program (2)          55,000        *        55,000          0          *


------------------------
*  Less than 1%




-----------
1) The address of the Laurence Bruce Ashkin Irrevocable Marital Trust and Nancy Smith is c/o Centrum Properties, Inc. 225 W. Hubbard Street, Suite 400, Chicago, IL 60610.
2) The address of the Vanguard Charitable Endowment Program is P.O. Box 3075, Southeastern, PA 19398-9917.